Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Yueda Digital Holding

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares of par value US$0.04 per share, issuable under the Amended and Restated 2025 Equity Incentive Plan	(1)	Other	4,679,322	$3.56	$16,658,386.32	0.0001531	$2,550.40

Total Offering Amounts:							$16,658,386.32		2,550.40
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,550.40

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Offering Note(s)

(1)	The Class A ordinary shares of par value US$0.04 per share (“Class A Ordinary Shares”) of Registrant.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares that become issuable under the Amended and Restated 2025 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$3.56 per ADS, which was the average of the high and low prices of the Registrant’s ADSs as quoted on the New York Stock Exchange on September 18, 2025.

These Class A Ordinary Shares are reserved for future award grants under the Amended and Restated 2025 Equity Incentive Plan.